Exhibit 10.14

Confidential Treatment Requested by BitFuFu Inc. [***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

Server Purchase and Hosting Service Framework Agreement

Party A：【Fufu Technology Limited (HK COMPANY NO. 2999288) 】

Party B： [***]

Based on the principles of equality, free will and good faith, Party A and Party B enter into this contract at its own will as agreed by mutual negotiation and jointly abide by it.

1 Subject Matter

HASH supercomputing servers (hereinafter referred to as “Product” or “Server”).

2 Purchase and Hosting of Products

2.1 Party A purchases from Party B the supercomputing servers with the particulars of the model specifics, specification, price, product warranty and other information as follows：

Model: Ant Miner S19i

HASH Power: 88.5t/set

Energy Consumption Ratio: 34.5 J/T

Unit Price in this batch: [***]

Repair and maintenance fee: The warranty period of the Product is 6 months from the delivery date. After the warranty period, the repair and maintenance fee will be charged to Party A according to the actual maintenance cost of the servers.

Procurement Period: From July 1, 2021 to December 31, 2021

Quantity of Products purchased: Party A purchases 3000 machines within the above procurement period according to its own business plan. If the actual purchased amount exceeds the above quantity, the total purchase price shall be calculated according to the unit price and actual quantity of servers, and the payment shall be made according to the actual purchase amount.

Product purchase process under this Contract: Party A purchases from Party B the supercomputing server products that have been deployed in the data center (hereinafter referred to as “Data Center”). Party A shall submit a Purchase Order to Party B one month in advance according to its own demands. Within no more than one month after the order is submitted, Party B shall deliver the installed and debugged server to Party A, and the server shall meet all conditions for startup and operation. After Party B delivers the server to Party A, both parties shall sign the handover list.

2.2 After delivery, Party A entrusts the server to Party B for management, and Party B provides the hosting, daily maintenance and operation services of the server. Party A shall bear the operation and maintenance fee of this batch of products (see the definition below) in accordance with the contract.

3 Rights and Obligations of Both Parties

3.1 Party A and Party B warrant that they have due authorization and qualification to sign and perform this contract. The execution and performance of this contract by each party do not require any approval or consent from any third party, and do not violate the provisions of relevant laws and regulations, its articles of association or other organizational documents (if applicable) and / or any contracts and agreements entered or binding on it.

3.2 Both parties confirm and agree that if during the hosting period the product is damaged, lost or interrupted due to no intentional or gross negligence of Party B, Party B shall not compensate Party A for any loss arising therefrom. However, Party B shall provide a backup plan to ensure that the recovery meets the needs of Party A for using the products as soon as possible.

3.3 When purchasing products from Party B, Party A shall purchase according to the Purchase Order confirmed by both parties. Party A shall bear the risks and responsibilities of product delivery delay, product damage, product model and calculation power change, insufficient quantity and calculation power of products, forced cancellation of contract refund and other risks not caused by Party B’s intentional or gross negligence.

3.4 After the product are delivered and the handover list is signed by both parties, the ownership of the product will be transferred from Party B to Party A. Party A owns all rights, interests and remuneration related to ownership.

3.5 Party B is obliged to strive for the best interests for Party A, but Party B shall not bear any loss and liability to Party A not caused by Party B’s intentional or gross negligence.

3.6 Party B is entrusted by Party A to purchase, manage, operate and maintain products (hereinafter referred to as “hosting” or “management”), Party A will host the products in the Data Center confirmed by Party A, and Party B will manage the products in accordance with the provisions of this contract.

3.7 Party A shall pay relevant amounts to Party B according to the payment method and time confirmed by both parties.

4 Product hosting service terms

4.1 Party B shall deploy the products agreed in this contract in the Data Center confirmed by Party A according to the Order requirement of Party A.

4.2 Unless the Data Center is stopped for a long time due to force majeure, Party B shall not stop the electricity supply of the Data Center, relocate the Data Center or remove the products without the consent of Party A. If Party B violates the above agreement and causes the Data Center power failure or interruption of operation for more than 48 hours, Party B shall inform Party A in time and try its best to restore the normal operation of the Data Center.

4.3 Party B shall provide hosting services to Party A, provide professional technical and management personnel, provide power facilities, broadband network, security monitoring, servers and other services, and be responsible for the stable operation of the products. Party A shall bear the electricity charges, maintenance costs, repair freight and the freight for the relocation of the Data Center from other places (collectively referred to as “operation costs”) incurred during the operation.

The detailed expenses are as follows (the following expenses shall be subject to the amount confirmed by Party A and actually incurred):

a) Hosting Fees = Power Consumption * Hosting Unit Price, and the Hosting Unit Price is [***].

b) Product maintenance cost: charged according to the actual maintenance cost of the product.

4.4 Party B will issue the detailed bill of the above fees on a monthly basis. If the price of electricity in the Data Center is increased, the electricity charge will be changed accordingly.

5 Termination of the Hosting Service

5.1 Party B may unilaterally terminate the hosting under the following circumstances:

a) The output of the product for 30 consecutive days is not enough to pay for hosting fee.

b) The Data Center is unavailable for more than 180 days due to site, power, network and other reasons.

c) Party A makes public adverse remarks against Party B in public or social media.

d) Due to force majeure, changes in applicable laws and policies at the location of the mine and other circumstances that Party A deems necessary to terminate this contract or terminate the hosting service.

5.2 When the hosting service is terminated, Party A may choose to entrust Party B to sell the products at the market price or take away the physical products by itself.

5.3 If Party A chooses to take away the physical products by itself, it shall bear the expenses incurred by taking away the physical products by itself.

6 Industry risk

Both parties are aware of the following risks in the product and cryptocurrency industry, and are willing to bear the possible losses and liabilities:

a) There are regulatory risks in the cryptocurrency industry, and the price of cryptocurrency may rise and fall sharply.

b) The computing power of cryptocurrency in the whole network may increase significantly, resulting in a significant decline in product output.

c) The product has the risk of operation damage, accident damage, damage and loss during transportation.

d) There may be accidents such as power failure and network disconnection in the Data Center, resulting in the risk of product shutdown.

e) The Data Center may stop operation due to force majeure, and it is necessary to migrate products to other Data Centers, resulting in the risk of shutdown for a period of time.

f) After the price of cryptocurrency rises, the Data Center may be in short supply, and the Data Center may increase the risk of hosting electricity price.

7 Product Launch Delay

Party B shall inform Party A in a timely manner and actively seek solutions if the launch delay or usage delay of products at Party B exceeds 10 days (including 10 days) due to the delay in the construction of the Data Center or the unavailability of the Data Center. If Party B fails to actively solve the problem, Party A has the right to terminate the hosting entrust and choose one of the following treatment methods for the products:

a) Withdraw and dispose the product according within its discretion.

b) Entrust Party B to sell the products at the market price.

8 Breach of Contract

In case of breach of contract, the breaching party shall be liable to the other party for breach of contract.

9 Force Majeure

9.1 “Force Majeure” as mentioned in this article refers to unforeseeable, unavoidable or insurmountable objective events, including natural disasters such as floods, volcanic eruptions, earthquakes, landslides, fires, storms and bad weather that are rated as the worst in a hundred years by government departments, as well as social abnormal events such as wars, strikes, disturbances and others, and government actions such as government intervention, restrictions, actions Bans, power failure and network shutdown caused by inspection or ban of power and communication network departments, among others.

9.2 If any party is unable to perform this contract in whole or in part or delays in performing this contract due to Force Majeure, it shall notify the other party of the events in writing within three (3) days from the date of the occurrence of the Force Majeure events, and submit to the other party the evidence of such events causing the failure or delay in performing this contract in whole or in part within ten (10) days from the date of the occurrence of the Force Majeure events.

9.3 The party suffering from Force Majeure shall take all necessary measures to reduce losses and resume the performance of this contract immediately after the event is eliminated, unless the performance of this contract is impossible or unnecessary. If any party is unable to perform all or part of its obligations under this contract due to Force Majeure, it shall be exempted from all or part of its responsibilities and the other party shall not claim damages for this.

10 Confidentiality

10.1 Party A and Party B guarantee to keep confidential the documents, materials and information (including but not limited to product information, personal privacy, trade secrets, financial information, technical information) learned from entrance into this contract that belong to the other party and that cannot be obtained from public channels, as well as the contents of this contract.

10.2 Party A will obtain Party B’s trade secrets or confidential information from time to time based on this contract. Party A guarantees that it shall not disclose, license or authorize the use of such information to any third party through any way or form. If any loss is caused to Party B, Party A shall bear all compensation liabilities for Party B’s losses arising therefrom.

10.3 This confidentiality clause shall remain valid in case of any change, cancellation, termination and invalidity of this contract.

11 Dispute Resolution

a) The entrance, effectiveness, performance, interpretation and dispute resolution of this contract shall be governed by the laws of Hong Kong (exclusive of conflict laws).

b) In case of any dispute or claim arising from or related to this contract or its breach, termination or effectiveness (hereinafter referred to as “Dispute”), both parties shall settle it through friendly negotiation. If the negotiation fails, either party may submit the dispute or claim to the Hong Kong International Arbitration Centre (HKIAC) for arbitration. The arbitration award is final and binding on both parties.

12 Others

12.1 This contract shall come into force from the date of due execution by both parties.

12.2 The scanned copy, photocopy and fax of this contract after execution shall bear the same legal effect as the original.

12.3 This contract is made in duplicate, with each party holding one copy, each of which has the same legal effect.

12.4 Matters that are not covered in this contract shall be subject to the relevant provisions on the relevant product introduction page of Party B’s official website.

13 Information of Both Parties:

13.1 Party A: fufu Technology Limited

Contact: Carol Zhong

Email address:

13.2

Party B: [***]

Email address: [***]

Cryptocurrency Wallet address:

TRC20: [***]

ERC20: [***]

13.3 Both parties agree that the above address is the legal and effective address for service, and the documents mailed according to the above address shall be deemed to have been served. In case of any change, the changing party shall notify the other party 3 working days in advance.

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(The following is the signature page of the Server Purchase and Hosting Service Framework Agreement.)

Party A（Seal）：	Party B（Seal）：
Authorized representative (Signature）:/s/ LU Liang	Authorized representative（Signature）：[***]
Date ：June 25, 2021	Date：June 25, 2021